UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 22, 2009

GENTA INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19635	33-0326866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ		07922
(Address of Principal Executive Offices)		(Zip Code)

(908) 286-9800
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

As previously reported, on June 5, 2008, Genta Incorporated, a Delaware corporation (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”), with certain accredited institutional investors (the “2008 Note Holders”) for a private placement of senior secured convertible notes totaling in the aggregate of up to $40 million in gross proceeds (the “2008 Financing”).  The Company closed on approximately $20 million of such Notes on June 9, 2008.  On June 9, 2008, in connection with the 2008 Financing, the Company issued a form of senior secured convertible promissory note due June 9, 2010 to the 2008 Note Holders (the “2008 Note”). For purposes of this Current Report on Form 8-K, references to the 2008 Note(s) refers to the 2008 Notes issued in June 2008, and not the 2008 Notes issued as payment in kind in lieu of cash interest payments (“2008 PIK Notes”).

Then, on April 2, 2009, the Company closed on a securities purchase agreement, with certain accredited institutional investors listed on the signature page thereto (the “2009 Note Holders”), to place up to $12 million of senior secured convertible notes and corresponding warrants to purchase common stock with such 2009 Note Holders (the “2009 Financing”).  The Company closed with gross proceeds of approximately $6 million of such notes and warrants.  In connection with the 2009 Financing, the Company and each of the 2008 Note Holders entered into a Consent Agreement, dated April 2, 2009 (the “Consent Agreement”), whereby the 2008 Note Holders, for all purposes and in all respects under the Securities Purchase Agreement, consented to the 2009 Financing and transactions contemplated thereby.

Therefore, on May 22, 2009, the Company entered into a Note Conversion and Amendment to Consent Agreement, dated as of May 21, 2009 (the “Amendment”), with the 2008 Note Holders in order to amend the Consent Agreement to:

•
remove the covenant that no 2008 Note Holder may convert any of such holder’s 2008 Notes on any day to the extent that, together with all prior conversions under such 2008 Notes following the Effective Date (as defined in the Consent Agreement), the total amount of such 2008 Notes that has been converted since the Effective Date exceeds (a) 10% of the principal amount of such 2008 Notes on the Effective Date multiplied by (b) the number of whole or partial calendar weeks since the Effective Date;

•	amend the limitation on the 2008 Note Holders’ conversion rights to apply only to the 2008 PIK Notes, rather than the 2008 Notes; and

•
clarify the approval required by the 2008 Note Holders in order to waive or amend the Consent Agreement to require the approval of at least two-thirds of the then outstanding and unexercised Purchase Rights (as defined in the Consent Agreement) and the then outstanding principal amount of New Notes (as defined in the Consent Agreement) issued upon exercise of the Purchase Rights (together, as one class).

The conversion provisions set forth in the Amendment do not apply to the June 2008 holdings of Dr. Raymond P. Warrell, Jr. and Dr. Loretta M. Itri. Pursuant to the Amendment, Dr. Warrell and Dr. Itri agreed not to convert such portion of the 2008 Notes beneficially held by each of them as necessary in order for the Company to authorize and reserve a sufficient number of unissued shares to cover the conversions set forth in the Amendment and the conversion of all of the 2008 Notes, in each case, other than those held by Dr. Warrell and Dr. Itri.

Pursuant to the Amendment, the 2008 Note Holders also agreed:

•
to convert the entire outstanding principal amount of each holder’s 2008 Note, subject to the limitations on conversion set forth in Section 3.4 of the 2008 Notes and Section 5(b) of the Consent Agreement, on May 22, 2009 (the “Initial Conversion Date”);

•
to the extent any of the principal amount of such holder’s 2008 Note remains outstanding following the Initial Conversion Date, to convert any additional outstanding principal amount of such 2008 Notes, subject to the conversion limitations contained in Section 3.4 and Section 5(b) of the Consent Agreement, on May 26, 2009; and

•
not to sell, assign or transfer any of the shares of Company common stock received upon conversion of such holder’s 2008 Notes, or any interest therein, during the period beginning on the effective date of the Amendment and ending at 11:59 pm EDT May 28, 2009.

Pursuant to the Amendment, the consent of holders of at least 95% in outstanding principal amount of the 2008 Notes was required for the Amendment to be effective (such consents were ultimately obtained on May 22, 2009).

A complete copy of the Amendment is attached hereto. The foregoing description of the Amendment and any other documents or filings referenced herein are qualified in their entirety by reference to such exhibits, documents or filings.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	Note Conversion and Amendment to Consent Agreement, dated as of May 22, 2009, by and among the Company and each of the 2008 Note Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED

By:	/s/GARY SIEGEL
Name: Gary Siegel
Title: Vice President, Finance

Dated:  May 29, 2009